Consent of Director in Lieu of Meeting
                        Tiber Creek Corporation
                             July 23, 2012

     The undersigned, being the sole director of Tiber Creek Corporation, a Delaware corporation (the "Corporation"), hereby consents to the taking of the following action in lieu of meeting and hereby waives any notice required to be given in connection therewith:

     WHEREAS Tiber Creek Corporation assists companies in becoming public; and

     WHEREAS Tiber Creek Corporation maintains non-operating reporting companies to be used from time to time as part of its services in assisting companies in becoming public.

NOW THEREFORE BE IT

     RESOLVED that the president is hereby instructed to pay all expenses of the reporting companies until such time as there is a change of control without reimbursement.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal as of the date first indicated hereinabove.


                         /s/ James Cassidy